EXHIBIT 10.7


                 FIRST AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE


PARTIES:          PALO CRISTI AIRPARK III, L.L.C., (LANDLORD)
                  PREMIUM CIGARS INTERNATIONAL, LTD. (TENANT)


DATE:             February 26, 1998

         The parties have heretofore entered into a real estate lease agreement entitled Industrial Real Estate Lease (Single Tenant Net Form) dated February 25, 1998 for Landlord's Project located at 15849 N. 77th Street, Scottsdale, Arizona ("Lease").

         THE PARTIES HEREBY AGREE AS FOLLOWS:

In the event the provisions of this First Amendment conflict with the Lease, the provisions of this First Amendment shall prevail. All other terms and conditions of the Lease to remain the same, and except as expressly amended hereby, the provisions of the Lease are hereby reaffirmed.

1. COMMENCEMENT DATE: Landlord will make every reasonable effort to complete the Property substantially in accordance with Exhibit B in order for Tenant to take early occupancy by April 15, 1998. In the event the Property is not complete to the extent that Tenant can move in and conduct its business, and Tenant is not responsible for the delay, Landlord will grant Tenant one (1) day free Base Rent for each day of delay beyond April 15, 1998.

2. PENALTY: In addition to the free Base Rent outlined above in Section 1.05(a), Landlord agrees to pay Tenant a penalty of $500.00 per day in the event Tenant is not able to occupy the Property by May 5, 1998. Said penalty is for each and every date after May 5, 1998 until such time that Project Architect issues a Certificate of Substantial Completion. It is expressly understood by Landlord and Tenant that events beyond the control of Landlord or acts of God could delay the Occupancy Date. In the event that unavoidable delays occur beyond the control of Landlord, the aforementioned penalty will be extended accordingly. Landlord and Tenant further agree that work between Tenant and other parties are not a party of the Lease, normal punchlist items and exterior covered carport erection are expressly excluded from this penalty clause.

3. INSURANCE. Pursuant to Section 3.03(b) Tenant shall have the right to approve insurance coverage obtained by Landlord prior to issuance of the insurance policy. Said approval to be granted within three (3) business days from time of presentation for review by Landlord's insurance representative and such approval shall not be unreasonably withheld. In the event
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Tenant rejects Landlords  selected  insurance  carrier and coverage,  the Tenant shall be required to provide comparable coverage on the Property and liability risk naming Landlord as co-insured simultaneously with disapproving Landlord's selected insurance package.

4. LATE CHARGES AND INTEREST ON PAST DUE OBLIGATIONS. Landlord agrees to waive provisions for late charges in Section 4.05 of the Lease and increase the interest on past due obligations specified in Section 4.06 to twenty percent (20%) per annum.

5. LANDLORD'S OBLIGATIONS TO REPAIR. In the event that it becomes Landlord's responsibility under Section 6.03 to perform repairs of the Property, such action will be commenced within 5 business days after notice in writing by Tenant of such event. Every effort will be made to expedite all repairs or alterations and Landlord will assist Tenant in protecting Tenant's inventory wherever possible. Landlord and Tenant further agree that all roof warranties and HVAC warranties will also list Tenant as beneficiary and that Tenant agrees to provide quarterly preventative mechanical service and maintenance while Landlord assumes the responsibility for roof maintenance. In the event Landlord does not respond to Tenant's written notice of repair obligation within 5 business days, Tenant may, at its option, make such repairs and bill Landlord for reasonable reimbursement.

6. SUBSTANTIAL OR TOTAL DESTRUCTION. Pursuant to Section 7.02, Landlord and Tenant agree that if the damaged Property cannot be substantially rebuilt within 60 days, Tenant may elect to cancel its Lease obligations excluding any remedies Landlord may have against Tenant for any previously existing Default.

7. RIGHT OF FIRST REFUSAL. At any time during the term of this Lease, Landlord shall have the right to sell the leased premises to any third party, provided, however, that Tenant shall have the right of first refusal during the term of the Lease to meet any bona fide offer to purchase on the same terms and conditions of such offer. Tenant's right of first refusal may be exercised only if Tenant is not in default in the performance of any of the covenants, conditions and agreement required to be performed by Tenant under this Lease subject to all applicable cure periods. Upon receipt of a bona fide offer to purchase the premises which Landlord desires to accept, Landlord shall give written notice thereof to Tenant, which shall include the name of the third party offeror and the terms and conditions of its offer to purchase, and Tenant shall have fifteen (15) days after receipt of such notice to meet the terms of the offer. In the event Tenant fails to enter into an agreement to match the third party offer within such fifteen (15) day period, Landlord shall be free to sell the leased premises to the third party in accordance with the terms and conditions of its offer and Tenant's right of first refusal shall terminate and be of no further force or effect. If the Landlord substantially revises the price or payments terms of such bona fide offer to purchase, Tenant shall have a right of first refusal as to such revised terms. If Tenant fails to exercise its right of first refusal and the premises are sold to the third party, the third party shall acquire the premises subject to the Lease, without Tenant's right of first refusal, which shall continue until the expiration or termination hereof in accordance with its term. In the event tenant exercises its right of first refusal and purchases the premises, the Lease shall terminate at the closing and Tenant shall be credited any refunds prepaid in advance.
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8.  RIGHT OF  CANCELLATION.  Landlord  and  Tenant  acknowledge  that each has a significant invested interest in occupying the Project by April 15, 1998 and free Base Rent penalty clauses have already been included elsewhere in this Agreement. In the event that Landlord cannot obtain a Certificate of Substantial Completion from the Project Architect by June 1, 1998, Tenant is not responsible for the delay and no avoidable delays beyond the control of the Landlord have extended the time allowed for completion of the Tenant improvement outlined on Exhibit B and Exhibit C, Tenant may, at its sole discretion, notify landlord in writing of its intent to cancel the Lease. From the date of the written notice, Landlord shall have ten (10) business days to complete said improvements before cancellation. Tenant agrees to waive its Security Deposit and hold Landlord harmless for any other claims.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of this 26th day of February 1998.

"LANDLORD"                                   "TENANT"

Palo Cristi Airpark II, L.L.C.,              Premium Cigars International, LTD.,
an Arizona limited liability company         an Arizona corporation


By:  /s/ Scott P. LeMarr                     By:  /s/ John Greenwell
   -------------------------------              --------------------------------
Scott P. LeMarr                                John Greenwell, President and CEO
President of Palo Cristi Investments, Inc.
Managing Member
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